Exhibit 16

Deloitte & Touche LLP
350 South Grand Avenue
Suite 200
Los Angeles, CA 90071-3462
USA

Tel: +1 213 688 0800
Fax: +1 213 688 0100
www.deloitte.com

July 14, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Thomas Properties Group, Inc.’s Form 8-K dated July 12, 2006, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and the second, third and fifth paragraphs

2.	We have no basis on which to agree or disagree with the statements made in the second and third sentences in the first paragraph and the fourth paragraph.

Yours truly,

Member of Deloitte Touche Tohmatsu